Exhibit 23.3

PWC — Gaveglio, Aparicio y Asociados S. Civil de R. L.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-215029) and Form S-8 (No.333-58298, No.333-129152, No.333-147448, No.333-161459, No.333-168588 and No.333-183142) of Belmond Ltd. and subsidiaries of our report dated April 24, 2019 relating to the financial statements of Ferrocarril Transandino S.A., which appears in this Form 10-K/A Amendment No. 1 to the annual report on Form 10-K of Belmond Ltd.

Gaveglio, Aparicio y Asociados S. Civil de R. L.
Lima, Peru
April 24, 2019

Countersigned by:

/s/ Francisco Patiño
Francisco Patiño
Peruvian Certified Public Accountant
Register No. 01-25611